Prospectus Supplement Filed Pursuant to Rule 424(b)(3)

Registration No. 333-205232

PROSPECTUS SUPPLEMENT NO. 4

DATED MAY 12, 2016

(To Prospectus Declared Effective on October 21, 2015
and Dated October 22, 2015)

LM FUNDING AMERICA, INC.

Maximum of 2,000,000 Units

Minimum of 1,200,000 Units

Each Unit Consisting of One Share of Common Stock and One Warrant

This Prospectus Supplement No. 4 supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated October 22, 2015, of LM Funding America, Inc., as supplemented by that certain Prospectus Supplement No. 1, dated December 3, 2015 (“Supplement No. 1”), Prospectus Supplement No. 2, dated January 21, 2016 (“Supplement No. 2”) and Prospectus Supplement No. 3, dated April 29, 2016 (“Supplement No. 3”) relating to the offer and sale by us of up to 2,000,000 units, each unit consisting of one share of common stock and one warrant.  This Prospectus Supplement No. 4 is not complete without, and may not be delivered or used except in connection with, the original Prospectus, Supplements No. 1 through 3.

This Prospectus Supplement No. 4 includes the following documents, as filed by us with the Securities and Exchange Commission:

•	The attached Current Report on Form 8-K of LM Funding America, Inc., as filed with the Securities and Exchange Commission on May 11, 2016.

Our units began trading on the Nasdaq Capital Market under the symbol “LMFAU.” When the units were split into their component parts, the units ceased trading and our ordinary shares and warrants began trading separately on the Nasdaq Capital Market under the symbols “LMFA” and “LMFAW” respectively.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 4 (or the original Prospectus or Supplements No. 1 through 3 thereto) is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is May 12, 2016.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2016

LM FUNDING AMERICA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37605 (Commission File Number)	47-3844457 (IRS Employer Identification No.)

302 Knights Run Avenue, Suite 1000 Tampa, Florida 33602 (Address of principal executive offices, including zip code) (813) 222-8996 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2016 (the “Effective Date”), LM Funding America, Inc. (the “Company”) appointed and entered into an employment agreement, (“Employment Agreement”) with R. Dean Akers (“Mr. Akers”), age 63, to be the Company’s new Chief Operating Officer,

Prior to joining the Company, Mr. Akers was the CEO of HemWell America from December 2013, to June of 2015. HemWell America is a medical device company, which offers a proprietary device to cure Hemorrhoids. Mr. Akers’ job duties included driving awareness of this product and creating a national brand to service this large client base.

Prior to that post and since 1995, Mr. Akers was a co-founder of Adjunct CEO, a firm that provides support, education, and coaching to senior-level executives, and in some cases Mr. Akers will temporarily assume the role of the Chief Executive. Since 2011 Mr. Akers has provided his Adjunct CEO services to the following companies; Sims Crane and Equipment Company, Airheads Trampoline Arena, and Lifestyle Lift.

From October 2004, to September 2009, Mr. Akers served as CEO of Ideal Image, a laser hair removal company. During his tenure at Ideal Image, he oversaw the growth from one location to 67 locations across the United States through a combination of corporate and franchise expansion.

Mr. Akers served as the CEO of Akers and Associates Construction Company from August 1995, to August 2004, the CEO of Airdrome Tire Company, from January 1985, to January 1995, and the Vice President of Sales for Linder Industrial Machinery, from January 1974, to January 1984.

Mr. Akers has served on boards and as an advisor for numerous charitable and civic organizations. He earned his Bachelor of Science degree in advertising from of the University of Florida, and is a member of the CEO Council and Board of Fellows at the University of Tampa Business School.

There was no arrangement or understanding pursuant to which Mr. Akers was selected as an officer of the Company. There are no family relationships between Mr. Akers and any director or executive officer of the Company, or any person chosen by the Company to become a director or executive officer. There are no related party transactions of the kind described in Item 404(a) of Regulation S-K in which Mr. Akers was or is a participant.

Mr. Akers’ Employment Agreement

Under the terms of the Employment Agreement between the Company and Mr. Akers, Mr. Akers will serve as Chief Operating Officer of the Company for a term of one year. The term of the Employment Agreement will be automatically renewed each successive year unless Mr. Akers or the Company provides written notice of termination.  Mr. Akers is to receive a base salary of $200,000 per year, subject to possible merit increases beginning in 2017.  In addition, Mr. Akers is eligible to receive an annual bonus and long term incentive awards as determined by the Company’s Board of Directors and is eligible to participate in any equity incentive plan, stock option plan, or similar plan adopted by the Company. Mr. Akers is also eligible to receive an annual bonus of $100 for each newly acquired delinquent unit account in the state of Florida, conditioned on a minimum threshold of 1,200 unit acquisitions.

On the Effective Date, Mr. Akers also received stock options to purchase 25,000 shares of the Company’s common stock under the Company’s 2015 Omnibus Incentive Plan (“Plan”) at a price equal to $12.50 per share.  These stock options vest over a three-year period in equal annual installments beginning on the one-year anniversary of the Effective Date.  Additional grants under the Plan may be made to Mr. Akers based upon an evaluation of his performance by the Company’s Board of Directors.

If the Company terminates Mr. Akers’s employment “without cause” or Mr. Akers resigns “for good reason” during the term of his Employment Agreement, Mr. Akers will be entitled to receive his accrued salary and accrued bonus, as well as cash in an amount equal to his salary in equal installments over a 12-month period, subject to certain set-offs for income earned during this period. (As a condition to receiving such accrued bonus amounts and severance payments, Mr. Akers must execute, deliver, and not revoke a general release in favor of the Company.) In addition, all unvested restricted shares, options and warrants granted during the term of the Employment Agreement will become fully vested and non-forfeitable.  If Mr. Akers’s employment terminates during the term of the Employment Agreement due to death or disability, Mr. Akers or his beneficiaries will be entitled to receive his accrued salary and accrued bonus and all unvested restricted shares, options and warrants granted during the term of the Employment Agreement will become fully vested and non-forfeitable.  If Mr. Akers’s employment terminates “for cause” or Mr. Akers resigns “without good reason” during the term of the Employment Agreement, Mr. Akers will be entitled to receive only his accrued and unpaid salary.  The Employment Agreement includes non-competition and non-solicitation covenants that will be in effect while Mr. Akers is employed by the Company and for the two-year period following the termination of his employment.

The foregoing does not purport to be a complete description of Mr. Akers’ Employment Agreement and is qualified by reference to the full text of such agreement attached as an exhibit to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

A copy of the press release, dated May 11, 2016, announcing the appointment of R. Dean Akers as the Chief Operating Officer of LM Funding America, Inc., is attached as exhibit 99.1.

The information under Item 7.01 and in Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, or otherwise subject to the liabilities thereof, nor shall it be deemed to be incorporated by reference in any filing under the Securities and Exchange Act of 1934 or under the Securities Act of 1933, except to the extent specifically provided in any such filing.

 Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Description of Exhibit

10.1#	Employment Agreement, dated May 10, 2016, by and between the Company and R. Dean Akers.
99.1	Press release announcing the appointment of R. Dean Akers as the Chief Operating Officer of LM Funding America, Inc.

 #Indicates a management contract or compensatory arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LM FUNDING AMERICA, INC.

By: /s/ Stephen Weclew

Stephen Weclew

Chief Financial Officer

Date:  May 11, 2016

Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of May 10, 2016 (the “Effective Date”), by and between LM Funding America, Inc., Delaware incorporated corporation (the “Company”), and R. Dean Akers (“Executive”).

Recitals

A.Executive has been a consultant to LM Funding, LLC since 2009.  LM Funding, LLC is a wholly owned subsidiary of Company.  The Company desires to retain Executive, and Executive desires to continue accept employment with the Company, upon the terms and conditions set forth herein; and

B.The Company and Executive agree to protect the interests of the Company and Company’s customers and Confidential Information (as defined below) that may have been or that may be disclosed to Executive as set forth herein.

Agreement

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Section 1.Employment, Duties and Acceptance.

(a)The Company shall employ Executive during the Term (as defined below) as Chief Operating Officer.  Executive shall be responsible for performing the duties and exercising the powers which the Chief Executive Officer and Board of Directors of the Company (the “Board”) may from time-to-time assign to him in his capacity as Chief Operating Officer of the Company in connection with the conduct and management of the business of the Company and its subsidiaries and affiliates.

(b)Executive hereby accepts such employment and agrees, during the Term, to render Executive’s services to the Company on a full-time basis and to devote Executive’s full business time and attention to the business and affairs of the Company and any subsidiary or affiliate of the Company.  Executive agrees that at all times during the Term, Executive will faithfully perform the duties so assigned to him to the best of Executive’s ability.  Executive further agrees to accept election and to serve during all or any part of the Term as an officer, director or representative of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement.  Executive shall report directly to the Chief Executive Officer or his designees.

(c)The duties to be performed by Executive hereunder shall be principally performed at the Company’s offices located in Tampa, Florida, subject to reasonable travel requirements on behalf of the Company.  Executive shall be entitled to an annual paid time off of 30 days on the same terms that the Company provides to other similarly situated senior Company executives in accordance with the Company’s policies and practices; provided that Executive shall schedule the timing and duration of Executive’s vacations in a reasonable manner taking into account the needs of the business of the Company.

(d)Executive acknowledges that from time to time the Company may promulgate workplace policies and rules.  Executive agrees to fully comply with all such policies and rules, and understands that failure to do so may result in a disciplinary action up to and including immediate discharge for Cause.

Section 2.Term.  As used herein, the “Term” means the period commencing on the Effective Date. The Term shall be for one year and is automatically renewed each successive year unless Executive or the Company gives written notice of termination on or before the 30th day prior to the annual anniversary of the Effective Date of its desire not to renew the Term.  Any such renewal shall be upon the terms and conditions set forth herein unless otherwise agreed between the Company and Executive.  In the event that the Company gives written notice that it does not intend to renew the Term, Executive shall be entitled to the benefits set forth in Section 4(b)(iii).

Section 3.Compensation.  Executive shall be entitled to the following compensation:

(a)The Company agrees to pay to Executive a salary in cash (the “Salary”), as compensation for the services to be performed by Executive, at the rate of $200,000 per calendar year, paid in accordance with the Company’s customary payroll procedures and subject to applicable withholding. During the Term, the Board shall have the right to increase, but not decrease, the Salary, except the Board may decrease the Salary in connection with a base salary decrease that is generally applicable to all members of the Company’s senior management.  Without limiting the generality of the foregoing, Executive will be eligible for additional annual salary merit increases during the Term beginning in 2017 based on the evaluation of Executive’s performance as determined by the Board in its sole discretion. Executive’s salary as in effect from time to time shall constitute the “Salary” for purposes of this Agreement.

(b)On the Effective Date, the Company shall execute and deliver to the Executive a Stock Option Agreement evidencing a grant to Executive to purchase 25,000 shares (“Option Shares”) reserved for issuance under the 2015 Omnibus Incentive Plan of the Company as of the Effective Date at a price equal to $12.50 per share and vesting with respect to one third (1/3) of the total number of Option Shares on each of the first three (3) anniversaries of the Effective Date, provided that Executive is continuously employed with or in the service of the Company or its Affiliates through the applicable anniversary date.  During the Term, additional grants of stock options may be made to Executive based on the evaluation of Executive’s performance as determined by the Board in its sole discretion.

(c)The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(d)Executive shall be eligible to participate in any equity incentive plan, restricted share plan, share award plan, stock appreciation rights plan, stock option plan or similar plan adopted by the Company on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Board in its sole discretion.  Executive shall be eligible for an annual bonus and long term incentive awards as determined in the sole discretion of the Board. In addition, Executive shall receive an annual bonus equal to the Company’s newly acquired Delinquent Units located in the State of Florida, multiplied by $100.00. This bonus shall become earned only after 1,200 units are acquired in a calendar year, (“Florida

Unit Bonus”). Payment shall relate back to, and be earned on, the first unit acquired through the total of all units acquired through the end of the calendar year so long as a minimum 1,200 units are acquired. No bonus is earned or payable unless and until 1,200 units are acquired in a given calendar year and Executive remains employed with the Company. The unit bonus calculation shall restart at zero at the beginning of each calendar year. This bonus shall be payable after the conclusion of the calendar year. Any units acquired as the result of M&A activity shall not be counted for the calculation of this bonus.

(e) Executive shall be entitled to all rights and benefits for which Executive shall be eligible under any retirement, retirement savings, profit-sharing, pension or welfare benefit plan, life, disability, health, dental, hospitalization and other forms of insurance and all other so-called “fringe” benefits or perquisites (except for with respect to any plan that provides severance or other similar benefits), on the same terms that the Company provides to other similarly situated senior Company executives (subject to all restrictions on participation that may apply under federal and state tax laws).  In addition, Executive will be entitled to:

(i)Automobile allowance of $600 per month plus accompanying operating expenses (Gas, Tolls, Parking ).

Section 4.Termination.

(a)Events of Termination.  Executive’s employment with the Company shall terminate (the date of such termination being the “Termination Date”) immediately upon any of the following:

(i)Executive’s death (“Termination Upon Death”);

(ii)the effective date of a written notice sent to Executive stating the Company’s determination, made in good faith, that due to a mental or physical condition, Executive has been unable and failed to substantially render the services to be provided by Executive to the Company for a period of at least 180 days out of any consecutive 360 days (“Termination For Disability”);

(iii)the effective date of a written notice sent to Executive stating the Company’s determination, made in good faith, that it is terminating Executive’s employment for Cause (as defined below) (“Termination For Cause”);

(iv)the effective date of a notice sent to Executive stating that the Company is terminating Executive’s employment without Cause (including any notice from the Company to Executive pursuant to Section 2 that the Company has decided not to renew the Term), which notice can be given by the Company at any time after the Effective Date at the Company’s sole discretion, for any reason or for no reason (“Termination Without Cause”);

(v)the effective date of a notice (other than a notice delivered pursuant to Section 4(a)(vi) of this Agreement) sent to the Company from Executive stating that Executive is electing to terminate Executive’s employment with the Company without Good Reason (“Resignation Without Good Reason”); or

(vi)the effective date of a written notice to Company stating Executive’s determination, made in good faith, that a Good Reason Event (as defined below) has occurred within 30 days preceding such notice and as a consequence Executive is electing to terminate Executive’s employment hereunder for a Good Reason Event (“Resignation For Good Reason”); provided, however, that Executive will give the Company 30 days to cure such Good Reason Event, and if the Company fails to cure such Good Reason Event within 30 days after Executive gives written notice of resignation hereunder, then Executive may immediately terminate Executive’s employment with the Company, and such termination will be a Resignation For Good Reason hereunder; provided, further, that Executive’s termination shall be deemed a Termination For Cause if the Company has delivered to Executive written notice of any act or omission that, if not cured, would constitute Cause at any time preceding the notice provided by Executive hereunder.

As used herein, the term “Cause” shall mean (i) commission of a willful act of dishonesty in the course of Executive’s duties hereunder, (ii) conviction by a court of competent jurisdiction of, or plea of no contest to, a crime constituting a felony or conviction in respect of, or plea of no contest to, any act involving fraud, dishonesty or moral turpitude, (iii) Executive’s performance under the influence of controlled substances (other than those taken pursuant to a medical doctor’s orders),  (iv) frequent or extended, and unjustifiable, absenteeism, (v) Executive’s personal misconduct or refusal to perform duties and responsibilities or to carry out the lawful directives of the Board, which, if capable of being cured shall not have been cured, within 30 days after the Company shall have advised Executive in writing of its intention to terminate Executive’s employment, or (vi) Executive’s material non-compliance with the terms of this Agreement, which, if capable of being cured, shall not have been cured within 30 days after the Company shall have advised Executive in writing of its intention to terminate Executive’s employment for such reason.

As used herein, the term “Good Reason Event” shall mean (i) a material adverse change in the responsibilities or duties of Executive as set forth in this Agreement (including a change in reporting where Executive no longer reports directly to the Chief Executive Officer, or a change in Executive’s capacity as Chief Operating Officer) without Executive’s prior consent at a time when there are no circumstances pending that would permit the Board to terminate Executive for Cause, such that Executive is no longer acting as part of the senior management team of the Company, (ii) any reduction in the Salary or a material reduction in Executive’s benefits (other than (x) a reduction in Salary that is the result of an administrative or clerical error, and which is cured within 15 business days after the Company receives notice of such failure or (y) a reduction in Salary or benefits that are generally applicable to all members of the Company’s senior management), (iii) a material breach by the Company of this Agreement that is not cured within 30 days following the Company’s receipt of written notice of such breach from Executive, or (iv) without Executive’s prior written consent, the relocation of Executive’s principal place of employment outside of a 50 mile radius from the location of the Company’s offices in Tampa, Florida as of the Effective Date.  With regard to clause (i), Executive acknowledges that the Company has flexibility under Section 1(a) to assign Executive a broad range of responsibilities and duties that are consistent with him being a member of the senior management team and such assignments will not constitute a “Good Reason Event.”

(b)Effect of Termination.

(i)Death or Disability.  In the event of Termination Upon Death or Termination For Disability pursuant to Sections 4(a)(i) or 4(a)(ii) of this Agreement:

(A)Executive (or Executive’s legal representative) shall be entitled to receive in cash an amount equal to any earned but unpaid Salary owing by the Company to Executive as of the Termination Date (the “Accrued Salary”);

(B)Executive (or Executive’s legal representative) shall be entitled to receive in cash, to the extent provided under any management bonus plan, an amount equal to the pro rata portion, determined as of the Termination Date, of the Florida Unit Bonus Executive would have been entitled had Executive been employed by the Company at the time such bonus would have otherwise been paid, regardless of the attainment of the 1,200 unit target of the Florida Unit bonus;

(C)Executive (or Executive’s legal representative) shall be entitled to receive in cash, to the extent provided under any management bonus plan, an amount equal to the pro rata portion, determined as of the Termination Date, of any bonus to which Executive would have been entitled had Executive been employed by the Company at the time such bonus would have otherwise been paid (the “Accrued Bonus”); and

(D)all unvested Restricted Shares, Options, and Warrants granted to Executive during the Term of this Agreement shall become fully vested and non-forfeitable as of the Termination Date.

(ii)Termination For Cause.  In the event of a Termination For Cause pursuant to Section 4(a)(iii) of this Agreement, Executive shall be entitled to receive in cash an amount equal to any Accrued Salary.

(iii)Termination Without Cause and Resignation For Good Reason and Termination Upon Non-renewal.  In the event of Termination Without Cause or Resignation For Good Reason pursuant to Sections 4(a)(iv) or 4(a)(vi) of this Agreement, subject to Section 4(c)(ii) of this Agreement:

(A)a Executive (or Executive’s legal representative) shall be entitled to receive in cash an amount equal to the Accrued Salary;

(B)Executive (or Executive’s legal representative) shall be entitled to receive in cash an amount equal to the Accrued Bonus;

(C)Executive (or Executive’s legal representative) shall be entitled to receive in cash an amount equal to Executive’s Salary (at the rate then in effect, and without taking into account any reductions that would have given rise to Good Reason termination by Executive), payable in equal installments in accordance with the Company’s customary payroll procedures commencing on the Termination Date for each partial or whole month of employment up to 12 months thereafter, Company’s obligation to pay Executive shall be subject to reduction on a dollar for dollar basis from any income earned by Executive (“Replacement Employment”), beginning at the time the Executive commences Replacement Employment.  Company shall have the right to a look-back period of 24 months after the Termination Date to verify the accuracy of payments made and to confirm that Executive has not agreed to work for a below-market rate during the twelve months immediately following the Termination Date;

(D)all unvested Restricted Shares, Options and Warrants granted to Executive during the Term of this Agreement shall become fully vested and non-forfeitable as of the Termination Date.

(iv)Resignation Without Good Reason.  In the event of Resignation Without Good Reason pursuant to Section 4(a)(v) of this Agreement, Executive shall be entitled to receive in cash an amount equal to any Accrued Salary.

(v)Upon Termination For Any Reason.  In the event of any termination, Executive shall be entitled to receive:

(A)any unpaid reasonable, reimbursable business expenses incurred by Executive in the course of performing Executive’s duties under this Agreement that were incurred in a manner consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to incurring, reporting and documenting such expenses; and

(B)benefits under the Company’s benefit plans of general application as shall be determined under the provisions of those plans.

(c)Additional Provisions.

(i)Any amounts to be paid pursuant to this Section 4 shall be paid in accordance with the Company’s existing payroll or bonus payment practices, as applicable.

(ii)As a condition to the Company’s obligations, if any, to make any Accrued Bonus and severance payments provided under Section 4(b)(iii)(B) and (C), Executive shall have executed, delivered and not revoked a general release in the form attached hereto as Exhibit A.

(iii)Notwithstanding any provision of this Agreement, the obligations and commitments under Section 5 of this Agreement shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of Executive’s employment for any reason or termination of this Agreement for any reason.

(iv)Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any amounts payable under Sections 4(b)(i)(B), 4(b)(iii)(B) or 4(b)(iii)(C) of this Agreement during such times as Executive is in breach of Section 5 of this Agreement, after the Company provides Executive with notice of such breach.

(v)Executive agrees that termination of Executive’s employment for any reason shall, with no further action by Executive required, constitute Executive’s resignation, as of the Termination Date and to the extent applicable, from all positions as an officer, director or representative of the Company and any subsidiary or affiliate of the Company.

Section 5.Noncompetition, Nonsolicitation And Confidentiality.

(a)Definitions.

“Company’s Business” means the business of providing specialty financial products to nonprofit incorporated community associations in the states in which the Company has conducted business.

“Competitor” means any company, other entity or association or individual that directly or indirectly is engaged in the Company’s Business.

“Confidential Information” means any confidential information with respect to the Company’s Business and/or the businesses of its clients or customers, including, but not limited to: the trade secrets of the Company; products or services; standard proposals; standard submissions, surveys and analyses; policy forms; fees, costs and pricing structures; marketing information; advertising and pricing strategies; analyses; reports; computer software, including operating systems, applications and program listings; flow charts; manuals and documentation; data bases; all copyrightable works; the Company’s existing and prospective clients and customers, their addresses or other contact information and/or their confidential information; existing and prospective client and customer lists and other related data; expiration periods; policy numbers; coverage specifications; daily reports and related correspondence; premium renewal notices; and all similar and related information in whatever form.  The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure by Executive not otherwise permissible hereunder or (iii) Executive has learned or learns from other sources where, to Executive’s knowledge, such sources have not violated their confidentiality obligation to the Company or any other applicable obligation of confidentiality.

(b)Noncompetition.  Executive covenants and agrees that during the period commencing on the Effective Date and ending two years following the Termination Date (the “Restricted Period”), Executive will not, directly or indirectly, own, manage, operate, control, render service to, or participate in the ownership, management, operation or control of any Competitor anywhere in the United States of America; provided, however, that Executive shall be entitled to own shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market which represent, in the aggregate, not more than 1% of such corporation’s fully-diluted shares.

(c)Nonsolicitation of Employees.  Executive covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, employ or solicit, or receive or accept the performance of services by any then current officer, manager, employee or independent contractor of the Company or any subsidiary or affiliate of the Company, or in any way interfere with the relationship between the Company or any subsidiary or affiliate of the Company, on the one hand, and any such officer, manager, employee or independent contractor, on the other hand.

(d)Nonsolicitation of Customers and Vendors.  Executive covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, knowingly induce, or attempt to induce, any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other person known by Executive to be transacting business with the Company or any subsidiary or affiliate of the Company (collectively the “Customers” and “Vendors”) to reduce or cease doing business with the Company or any such subsidiary or affiliate of the Company, or in any way to interfere with the relationship between any such Customer or Vendor, on the one hand, and the Company or any subsidiary or affiliate of the Company, on the other hand.

(e)Representations and Covenants by Executive.  Executive represents and warrants that:  (i) Executive’s execution, delivery and performance of this Agreement do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity (other than the Company) and Executive is not subject to any other agreement that would prevent Executive from performing Executive’s duties for the Company or otherwise complying with this Agreement; (iii) Executive is not subject to or in breach of any nondisclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party; and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

(f)Nondisclosure of Confidential Information.  Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein and Executive agrees that Executive will not, directly or indirectly:

(i) use, disclose, reverse engineer or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company the Confidential Information except as authorized by the Company; (ii) during Executive’s employment with the Company, use, disclose, or reverse engineer (a.) any confidential information or trade secrets of any former employer or third party, or (b.) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Executive’s resignation or termination (a) retain Confidential Information, including any copies existing in any form (including electronic form), that are in Executive’s possession or control, or (b) destroy, delete or alter the Confidential Information without the Company’s consent.  Notwithstanding the foregoing, Executive may use the Confidential Information in the course of performing Executive’s duties on behalf of the Company or any subsidiary or affiliate of the Company as described hereunder, provided that such use is made in good faith.  Executive will immediately surrender possession of all Confidential Information to Company upon any suspension or termination of Executive’s employment with Company for any reason.

(g)Inventions and Patents.  Executive acknowledges that all (i) inventions, innovations, improvements, developments, methods, designs, analysis, drawings, reports, processes, novel concepts and all similar or related information (whether or not patentable) that relate to the Company’s or any of its subsidiaries’ or affiliates’ actual or anticipated businesses, (ii) research and development and (iii) existing or future products or services that are, to any extent, conceived, developed or made by Executive while employed by the Company or any subsidiary or affiliate of the Company (“Work Product”) belong to the Company or such subsidiary or affiliate.  Executive shall promptly disclose such Work Product to the Board and, at the cost and expense of the Company, perform all actions reasonably necessary or requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

(h)Miscellaneous.

(i)Executive acknowledges that (i) Executive’s position is a position of trust and responsibility with access to Confidential Information of the Company, (ii) the Confidential Information, and the relationship between the Company and each of its employees,

Customers and Vendors, are valuable assets of the Company and may not be converted to Executives own use and (iii) the restrictions contained in this Section 5 are reasonable and necessary to protect the legitimate business interests of the Company and will not impair or infringe upon Executive’s right to work or earn a living after Executive’s employment with the Company ends.

(ii)Each of the foregoing obligations shall be enforceable independent of any other obligation, and the existence of any claim or cause of action that Executive may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these obligations.

(iii)Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Agreement and that it would be impossible for the Company to measure damages in the event of such a breach.  Therefore, Executive agrees that, in addition to other rights that the Company may have at law or equity, the Company is entitled, without posting bond, to seek an injunction preventing Executive from any breach of this Agreement.

(iv)In the event of a breach or violation by Executive during the Restricted Period of any restriction in Section 5(b), (c) or (d) of this Agreement, the Restricted Period shall be tolled until such breach or violation has been cured.

(v)The parties intend to provide the Company with the maximum protection possible with respect to its Customers and Vendors.  The parties, however, do not intend to include a provision that contravenes the public policy of any state.  Therefore, if any provision of this Section 5 is unlawful, against public policy or otherwise declared void, such provision shall not be deemed part of this Agreement, which otherwise shall remain in full force and effect.  If, at the time of enforcement of this Agreement, a court or other tribunal holds that the duration, scope or area restriction stated herein is unreasonable under the circumstances then existing, the parties agree that the court should enforce the restrictions to the extent it deems reasonable.

(vi)Executive hereby agrees that prior to accepting employment with any other person or entity during the Term or during the Restricted Period following the Termination

Date, Executive will provide such prospective employer with written notice of the existence of this Agreement and the provisions of this Section 5 of this Agreement, with a copy of such notice delivered simultaneously to the Company in accordance with Section 10 of this Agreement.

(vii)Notwithstanding any provision of this Agreement, the obligations and commitments of this Section 5 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of Executive’s employment for any reason or termination of this Agreement for any reason.

Section 6.Withholding Taxes.  Prior to making any payments required to be made pursuant to this Agreement, the Company may require that the Company be reimbursed in cash for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect of such payment by the Company.  In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any sums due or to become due from it to Executive.

Section 7.Expenses.  In the event of any legal action to enforce Executive’s or the Company’s rights under this Agreement, each party will be responsible for that party’s reasonable attorneys’ fees, expenses and disbursements.

Section 8.Assignment.  This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Executive shall not assign or transfer any rights or obligations hereunder.  The Company shall have the right to assign or transfer any rights or obligations hereunder only to (a) a successor entity in the event of a merger, consolidation, or transfer or sale of all or substantially all the assets of the Company or (b) a subsidiary or affiliate of the Company.  Any purported assignment, other than as provided above, shall be null and void.

Section 9.Indemnification.  The Company shall indemnify Executive for any act or omission done or not done in performance of Executive’s duties hereunder in accordance with the Company’s certificate of incorporation, by-laws and any other constituent document to the extent provided for any other officer or member of the Board.  The Company’s obligations under this Section 9 shall survive any termination of this Agreement or Executive’s employment hereunder.

Section 10.Notices.  All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be delivered personally or sent by prepaid telegram, telex, facsimile transmission, overnight courier or mailed, first class, postage prepaid by registered or certified mail, as follows:

If to the Company:      LM Funding America, Inc., Bruce M. Rodgers, CEO

If to Executive:	To Executive’s address as reflected on the payroll records of the Company or such other address as either party shall designate by notice in writing to the other in accordance herewith.  Any such notice shall be deemed given when so delivered personally, by telex, facsimile transmission or telegram, or if sent by overnight courier, one day after delivery to such courier by the sender or if mailed, five days after deposit by the sender in the U.S. mails.

Section 11.Entire Agreement.  This Agreement shall constitute the entire agreement between Executive and the Company concerning the subject matter hereof.  This Agreement supersedes and preempts any prior employment agreement or other understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Executive and an authorized officer of the Company.

Section 12.Governing Law.  This Agreement shall be subject to and governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law under Florida law that would require or permit the application of the laws of a jurisdiction other than the State of Florida and irrespective of the fact that the parties now or at any time may be residents of or engage in activities in a different state.  Employee agrees that in the event of any dispute or claim arising under this Agreement, jurisdiction and venue shall be vested and proper, and Employee hereby consents to the jurisdiction of any court sitting in Tampa, Florida, including the United States District Court for the Middle District of Florida.

Section 13.Full Settlement.  Executive acknowledges and agrees that, subject to the payment by the Company of the benefits provided in this Agreement to Executive, in no event will the Company nor any subsidiary or affiliate thereof be liable to Executive for damages under any claim of breach of contract as a result of the termination of Executive’s employment.  In the event of any such termination, the Company shall be liable only to provide to Executive, or Executive’s heirs or beneficiaries, the benefits specified in this Agreement.

Section 14.Strict Compliance.  Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  The waiver, whether express or implied, by either party of a violation of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent violation of any such provision.

Section 15.Creditor Status.  No benefit or promise hereunder shall be secured by any specific assets of the Company.  Executive shall have only the rights of an unsecured general creditor of the Company in seeking satisfaction of such benefits or promises.

Section 16.Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be construed accordingly.  Any payments or distributions to be made to Executive under this Agreement upon a separation from service of amounts classified as “nonqualified deferred compensation” for purposes of Section 409A, shall in no event be made or commence until six months after such separation from service if Executive is determined to be a specified Executive of a public company (all as determined under Section 409A).  Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Section 409A.  Any reimbursements made pursuant to this Agreement shall be paid as soon as practicable but no later than 90 days after Executive submits evidence of such expenses to the Company (which payment date shall in no event be later than the last day of the calendar incurred).  The amount of such reimbursements paid and any in-kind benefits the year following the calendar year in which the expense was provided during any calendar year shall not affect the reimbursements paid or in-kind benefits provided in any other calendar year, and the right to any such payments and benefits shall not be subject to liquidation or exchange for another payment or benefit.

Section 17.Cooperation.  Executive agrees to provide assistance to and cooperate with the Company upon its reasonable request with respect to matters within the scope of Executive’s duties and responsibilities during the Restricted Period.  During such Period, the Company shall, to the maximum extent coordinate or cause any such request with Executive’s other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities.  The Company agrees that it will reimburse Executive for reasonable documented travel expenses (i.e., travel, meals and lodging) that Executive may incur in providing assistance to the Company hereunder.

Section 18.Non-disparagement.  Executive agrees to not make any statements, written or oral, while employed by the Company and thereafter, which would be reasonably likely to disparage or damage the Company, its affiliates or subsidiaries or the personal or professional reputation of any present or former employees, officers or members of the managing or directorial boards or committees of the Company or its affiliates or subsidiaries. The Company agrees that it will instruct each of its and its affiliates’ and subsidiaries’ members, directors, managers, officers and employees not to make any disparaging communication regarding Executive, and no such person or entity will be authorized on the Company’s or any affiliate’s or subsidiary’s behalf to make any such disparaging communications regarding Executive.

Section 19.Recoupment.  Executive agrees to reimburse the Company for all or a portion, as determined below, of any bonus or incentive or equity-based compensation paid or awarded to Executive by the Company, if the Board determines that (a) the payment, award or vesting thereof was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement, (b) Executive engaged in fraud or misconduct that caused, in whole or in part, the need for the material financial restatement, and (c) a lower payment, award or vesting would have occurred based upon the restated financial results. In such event, Executive agrees to reimburse (in the manner determined by the Board, including cancellation of options or other stock awards) any bonus or incentive or equity-based compensation previously paid, awarded or vested in the amount by which such bonus or incentive or equity-based compensation actually paid, awarded or vested exceeds the lower payment, award or vesting that would have occurred based upon the restated financial result; provided that no reimbursement shall be required if the payment, award or vesting otherwise subject to reimbursement hereunder occurred more than three (3) years prior to the date the applicable reinstatement is disclosed. In addition, notwithstanding anything to the contrary, any bonus or incentive or equity-based compensation, or other compensation, payable to Executive pursuant to this Agreement or any other agreement, plan or arrangement of the Company shall be subject to repayment or recoupment (clawback) by the Company to the extent applicable under Section 304 of the Sarbanes-Oxley Act of 2002 (and not otherwise exempted) and in accordance with such policies and procedures as the Board or the Compensation Committee of the Board may adopt from time to time, including policies and procedures to implement applicable law (including, but not limited to, Section 954 of the Dodd-Frank Act), stock market or exchange rules and regulations or accounting or tax rules and regulations.

Section 20.Survival.  Any provision of this Agreement that is expressly or by implication intended to survive the termination of this Agreement shall survive or remain in effect after the termination of this Agreement.

Section 21.Counterparts.  This Agreement may be executed in two or more counterparts, anyone of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

LM FUNDING AMERICA, INC.

By: /s/ Bruce M. Rodgers

      Bruce M. Rodgers, Chief Executive Officer

EXECUTIVE

/s/ R. Dean Akers

R. Dean Akers

EXHIBIT A
FORM OF RELEASE

This RELEASE (“Release”) is granted effective as of the [•] day of [•], 20[•] by [] (the “Executive”) in favor of [] (the “Company”) and the other Released Parties (as defined below).  This is the Release referred to in the Employment Agreement, dated as of April 21, 2016, between the Company and the Executive (the “Employment Agreement”).  The Executive gives this Release in consideration of the Company’s promises and covenants contained in the Employment Agreement, with respect to which this Release is an integral part.

1.Release of the Company.  The Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, Executives, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which the Executive ever had or now has against the Released Parties, arising by reason of or in any way connected with or which may be traced either directly or indirectly to the employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors and the Executive, or the termination of that relationship, that the Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Company of its obligations to the Executive under the Employment Agreement between the Company and the Executive or any other contractual obligations between the Company or its subsidiaries or affiliates and the Executive (including, without limitation, any equity award agreement or indemnification agreement), or any indemnification obligations to the Executive under the Company’s certificate of incorporation, bylaws, operating agreement  or other constituent document or any federal, state or local law or otherwise.

2.Release of Claims Under Age Discrimination in Employment Act.  Without limiting the generality of the foregoing, the Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.  It is understood that the Executive has been advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of 21 calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled.  It is further understood that this Release is not effective until seven calendar days after the execution of this Release and that the Executive may revoke this Release within seven calendar days from the date of execution hereof.

The Executive agrees that he has carefully read this Release and is signing it voluntarily.  The Executive acknowledges that he has had 21 days from receipt of this Release to review it prior to signing or that, if the Executive is signing this Release prior to the expiration of such 21‑day period, the Executive is waiving his right to review the Release for such full 21‑day period prior to signing it.  The Executive has the right to revoke this release within seven days following the date of its execution by him.  However, if the Executive revokes this Release within such seven-day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

THE EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE

DISCRIMINATION IN EMPLOYMENT ACT.  THE EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

Name of Executive: []

Date:  [•], 20[•

Exhibit 99.1

FOR IMMEDIATE RELEASE

LM Funding Appoints Dean Akers as Chief Operating Officer

Tampa, Fla. May 11, 2016 – LM Funding America, Inc. (NASDAQ:LMFA) (NASDAQ:LMFAW), a specialty finance company offering unique funding solutions to community associations, has appointed R. Dean Akers to the new position of Chief Operating Officer. Akers has served as a part time strategic marketing consultant to LM Funding since 2009 and full time since January 2016.

“Dean’s expertise in marketing and operations, his in depth knowledge of our business, and his outstanding track record of scaling companies represents a strong addition to our management team,” said Bruce Rodgers, CEO of LM Funding. “Akers will lead the scaling and marketing efforts for our aggressive national expansion plans, strategically deploying a portion of the capital we raised in our IPO.”

Prior to joining LM Funding, Akers held numerous executive-level positions including CEO of HemWell America, a medical device company. Earlier he served as CEO of Ideal Image, a laser hair removal company. Akers is also a co-founder of Adjunct CEO, a firm that provides support, education and coaching to senior-level executives which LM Funding has engaged to develop its operations since its inception.

Akers has also served on the board and as an advisor for numerous charitable and civic organizations. He earned his Bachelor of Science degree in advertising from of the University of Florida, and is a member of the CEO Council and Board of Fellows at the University of Tampa Business School.

About LM Funding America

LM Funding America, Inc., together with its subsidiaries, is a specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois. The company offers funding to Associations by purchasing a certain portion of the Associations’ rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. It is also involved in the business of purchasing delinquent accounts on various terms tailored to suit each Association’s financial needs, including under its New Neighbor Guaranty™ program. The company was founded in 2008 and is based in Tampa, Florida. The company's common shares and warrants trade on the NASDAQ Capital Market under the symbols "LMFA" and "LMFAW”.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements.  Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the SEC.  The occurrence of any of these risks and uncertainties could have a material adverse effect on the company’s business, financial condition, and results of operations.

Company Contact:

Bruce Rodgers

Chairman and CEO

LM Funding America, Inc.

Tel (813) 222-8996

investors@lmfunding.com

Investor Relations Contact:

Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

LMFA@liolios.com

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